JUNIATA VALLEY FINANCIAL CORP. ANNOUNCES CASH DIVIDEND
AND SHARE REPURCHASE PROGRAM

Mifflintown, PA – The Board of Directors of the Juniata Valley Financial Corp. (OTC-BB: JUVF.OB), recently approved a Cash Dividend of $.31 per share, payable on December 1, 2005, to shareholders of record as of November 1, 2005. This dividend follows a 2 for 1 split that was declared by the Board of Directors on September 20, 2005 to shareholders of record as of October 17, 2005, to be distributed on October 31, 2005.

On a comparative basis, the $.31 dividend represents a 3.3% increase over the June 1, 2005 dividend of $.30 (restated for the effect of the stock split).

For the year-to-date, with all prior periods restated to reflect the 2 for 1 split, dividends per share have increased by 3.7% from $1.07 in 2004 to $1.11 in 2005.

The Board of Directors recently authorized an additional 200,000 shares to be repurchased in its current Treasury Buyback Program, adding to the remaining 32,248 shares already authorized for the Buyback Program. The 232,248 shares authorized are stated on a post-split basis.

Francis J. Evanitsky, President and CEO of Juniata Valley Financial Corp., stated, “We are pleased to be in a position to again increase our dividend to our loyal shareholders.”

The Juniata Valley Bank was chartered in 1867 and has 11 offices serving Juniata, Mifflin, Perry and Huntingdon counties. More information regarding The Juniata Valley Bank can be found online at www.jvbonline.com.